Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FOURTH-QUARTER

AND YEAR-END 2004 FINANCIAL RESULTS

BOSTON, Mass., March 1, 2005 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the fourth quarter and year ended December 31, 2004.

Fourth-Quarter Results

Total revenues for the three months ended December 31, 2004 were approximately $5.0 million compared with approximately $6.7 million for the quarter ended December 31, 2003. Fourth-quarter 2004 revenues included approximately $1.2 million of net royalties compared with approximately $640,000 for the comparable period of 2003. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the fourth quarter of 2004 decreased to approximately $3.8 million compared with approximately $5.9 million for the fourth quarter of 2003. The $2.1 million decrease in implant sales was predominantly due to an approximate $2.0 million decrease in North American implant sales to approximately $2.8 million in the fourth quarter of 2004.

Net loss for the fourth quarter of 2004 was approximately $1.1 million, or $0.09 per share. This compares with net income of approximately $389,000, or $0.03 per share on a diluted basis, for the fourth quarter of 2003. The net change was due to a combination of factors which include approximately $625,000 of costs in 2004 associated with the Company’s MIST (Migraine Intervention with STARFlex® Technology) clinical study in the United Kingdom and lower product sales. These were partially offset by higher net royalty income. The loss for the fourth quarter of 2004 included approximately $123,000 of income from discontinued operations, which was primarily related to the partial recovery of a prior-year judgment against NMT.

Comments on the Fourth Quarter

“NMT’s fourth-quarter revenue, when compared to last year, continued the pattern we have experienced in the past two quarters,” said John E. Ahern, NMT’s President and Chief Executive Officer. “Septal repair implant sales in the U.S. continued to lag due increased end-user adherence to HDE guidelines, while sales of NMT’s STARFlex® implant in Europe remained steady. As anticipated, royalty payments continued to provide a significant source of revenue for the Company.”

“Highlighting our performance in the fourth quarter was the progress we achieved with our clinical trials to further establish the potential connection between a common cardiac defect, the PFO (patent foramen ovale), with brain attacks in select patient subsets,” added Ahern. “Our landmark PFO/migraine clinical study, called MIST, the first of its kind, won approval in the United Kingdom. In January 2005, we initiated MIST enrollment and, based on patient response, we still expect to complete enrollment in the third quarter of 2005, one quarter ahead of our initial year-end target. In our CLOSURE I clinical trial in the United States, we continue to see steady, albeit slow, enrollment and still anticipate this phase of our PFO/stroke and transient ischemic attack (TIA) trial to be completed by the end of 2006,” Ahern concluded.

Vice President and Chief Financial Officer Richard E. Davis said, “We ended 2004 with approximately $35.4 million in total cash and marketable securities compared to approximately $35.5 million at the end of the third quarter and approximately $37.7 million at the end of 2003. Our continued focus on expense management within our commercial business, particularly in North America, has enabled us to maintain a healthy cash position to support our MIST and CLOSURE I clinical activities, and new product development initiatives.”

Full-Year Results

As previously announced in early January, total revenues for the year ended December 31, 2004 were approximately $21.5 million compared with approximately $23.0 million for the year ended December 31, 2003. Full-year 2004 revenues included approximately $4.2 million of net royalties, compared with approximately $1.4 million for 2003. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for 2004 decreased to approximately $17.1 million from approximately $21.4 million for 2003. The decrease in 2004 implant sales was entirely attributable to an approximate $4.3 million decline in North American implant sales to approximately $13.6 million from approximately $17.9 million in 2003.

Net loss for the year ended December 31, 2004 was approximately $1.9 million, or $0.16 per share, compared to a net loss of approximately $1.1 million, or $0.10 per share, for the year ended December 31, 2003. Net loss for 2004 included the aforementioned income from discontinued operations of approximately $123,000. Net loss for 2003 included approximately $1.2 million of costs associated with the settlement of an arbitration claim.

Business Outlook

Ahern said, “Ongoing medical research, including two articles in the most recent Journal of the American College of Cardiology, reinforces our belief that certain migraine patients will benefit from PFO closure. To that end, our focus in 2005 will be to continue the evaluation of the PFO/migraine connection. We currently expect to complete enrollment in the MIST study by the end of the third quarter, and hope to commence a U.S. migraine study in the second half of the year. We believe that PFO closure for migraine represents a substantial and more immediate revenue opportunity for NMT as compared to PFO closure for stroke. In addition to our migraine activities and the ongoing CLOSURE I clinical trial, we expect to initiate human studies of BioSTAR™ – our next-generation, bio-resorbable implant technology – in 2005 to further enhance our technology leadership in transcatheter PFO closure.”

“In the first quarter of 2005 we expect to show a slight increase in total revenue compared to the fourth quarter of 2004. This equates to an approximate 7%-9% decrease when compared to the first quarter of 2004. For the full year 2005 we currently expect that total revenue will increase 5%-7% compared to 2004, including modest product sales growth in North America and Europe, and a slight increase in net royalty income,” Davis said. “Given our CLOSURE I enrollment rate, stricter HDE enforcement and current inventory levels, we are scaling back our 2005 implant production rate. As a result, we expect our product costs as a percentage of product sales to increase to approximately 30% in 2005 compared with 26% in 2004.”

“Looking ahead, we continue to believe that our aggregate cash, cash equivalents and marketable securities will be sufficient to meet all of our working capital, financing and capital expenditure requirements beyond the completion of MIST, the completion of CLOSURE I, BioSTAR™ human studies and related submissions to the FDA. Based on our anticipated revenue and ongoing clinical activities, we currently expect to end 2005 with approximately $26-$27 million in cash, cash equivalents and marketable securities,” Davis concluded.

Conference Call Reminder

Management will conduct a conference call at 10:30 a.m. ET today to review the Company’s financial results, provide a clinical trial update and discuss its outlook. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (913) 981-5539 or (800) 289-0498 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a patent foramen ovale (PFO) and brain attacks such as migraine headaches, stroke, and transient ischemic attacks (TIA’s). A PFO can allow venous blood, unfiltered by the lungs, to enter the arterial circulation of the brain possibly triggering a cerebral event or brain attack. NMT is a leader in designing and developing implants to seal the PFO defect in a minimally invasive, catheter-based procedure performed by the interventional cardiologist.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, three out of four are women.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST and CLOSURE I trials, the potential U.S. migraine and BioSTAR™ studies, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for our technology or products, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, Quarterly Report on Form 10-Q for the period ended September 30, 2004, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At December 31, 2004	At December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$9,338,208	$28,724,767
Marketable securities	24,919,460	8,000,000
Restricted cash	1,122,200	—
Accounts receivable, net of reserves of $378,000 in 2004 and $385,000 in 2003.	1,776,605	2,546,846
Inventories	2,523,062	1,931,941
Prepaid expenses and other current assets	2,864,600	2,078,531

Total current assets	42,544,135	43,282,085

Property and equipment, net	790,361	781,808

Other assets	29,263	58,557

	$43,363,759	$44,122,450

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,682,272	$1,275,781
Accrued expenses	4,309,586	4,110,525
Discontinued operations liabilities	500,000	500,000

Total current liabilities	6,491,858	5,886,306

Stockholders’ equity :
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,176,183 shares in 2004 and 11,914,787 in 2003	12,176	11,915
Additional paid-in capital	46,093,075	45,395,546
Less - Treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(152,596)	—
Accumulated deficit	(8,961,154)	(7,051,717)

Total stockholders’ equity	36,871,901	38,236,144

	$43,363,759	$44,122,450

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Product sales	$3,794,578	$6,015,356	$17,278,760	$21,573,769
Net royalty income	1,224,250	642,526	4,181,264	1,387,590

Total revenues	5,018,828	6,657,882	21,460,024	22,961,359

Expenses:
Cost of product sales	1,085,611	1,699,411	4,513,764	5,302,700
Research and development	2,869,773	1,962,363	9,004,421	6,961,391
General and administrative	1,367,284	1,331,083	5,064,493	5,545,302
Selling and marketing	1,213,464	1,361,525	5,542,083	5,614,397
Settlement of litigation	—	(29,000)	—	1,216,357

Total costs and expenses	6,536,132	6,325,382	24,124,761	24,640,147

(Loss) income from operations	(1,517,304)	332,500	(2,664,737)	(1,678,788)

Other Income:
Foreign currency transaction gain	99,438	65,795	92,047	81,399
Interest income, net	151,922	95,560	540,614	552,636

Total other income, net	251,360	161,355	632,661	634,035

(Loss) income before provision for income taxes	(1,265,944)	493,855	(2,032,076)	(1,044,753)

Provision for income taxes	—	105,000	—	105,000

Net (loss) income from continuing operations	(1,265,944)	388,855	(2,032,076)	(1,149,753)

Income from discontinued operations	122,639	—	122,639	—

Net (loss) income	$(1,143,305)	$388,855	$(1,909,437)	$(1,149,753)

Basic net (loss) income per common share:
Continuing operations	$(0.10)	$0.03	$(0.17)	$(0.10)
Discontinued operations	0.01	—	0.01	—

Net (loss) income	$(0.09)	$0.03	$(0.16)	$(0.10)

Diluted net (loss) income per common share:
Continuing operations	$(0.10)	$0.03	$(0.17)	$(0.10)
Discontinued operations	0.01	—	0.01	—

Net (loss) income	$(0.09)	$0.03	$(0.16)	$(0.10)

Weighted average common shares outstanding:
Basic	12,116,764	11,863,499	12,031,434	11,808,071

Diluted	12,116,764	12,213,469	12,031,434	11,808,071